Exhibit 21.1
Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
1. Camelot Information Systems Inc.	BVI
2. Bayshore Consulting & Services Co., Ltd.	Beijing, PRC
3. Triumph Consulting & Service Co., Ltd.	BVI
4. Beijing Heng En Technology Co., Ltd.	Beijing, PRC
5. Beijing Camelot Technology Co., Ltd.	Beijing, PRC
6. Nanjing Camelot Information Systems Engineering Co., Ltd.	Nanjing, PRC
7. Beijing Red River Valley Information Technology Co., Ltd.	Beijing, PRC
8. Beijing Yinfeng Technology Development Co., Ltd.	Beijing, PRC
9. Taiwan Camelot Information Inc.	Taiwan
10. Camelot Japan Co., Ltd.	Japan
11. Dalian Yuandong Digital Co., Ltd.	Dalian, PRC
12. Beijing Faceita Information System Ltd.	Beijing, PRC
13. Konwell Technologies Ltd.	BVI
14. King’s Consulting Services Limited	Hong Kong
15. Yantai Q.B. Eleven Outsourcing Service Company	Yantai, PRC
16. Jiaxing Camelot Software Co., Ltd.	Jiaxing, PRC
17. Shanghai Camelot Software Co., Ltd.	Shanghai, PRC
18. VLife Technology Co., Ltd.	Taiwan
19. Harmonation Inc.	Taiwan
20. Hwawei Digital Financial Technologies Co., Ltd	Taiwan
21. Entoh Digital Co., Ltd.	Japan
22. Asialink Information Technologies (Shanghai) Co., Ltd.	Shanghai, PRC
23. Camelot Information Technology Co., Ltd.	Huaqiao, PRC
24. Shanghai Camelot Information Technology Co., Ltd.	Shanghai, PRC
25. Samoa VLife Technologies Co., Ltd.	Samoa
26. Zhuhai Agree Technology Co., Ltd.	Zhuhai, PRC
27. Beijing Tansun Software Technology Co., Ltd.	Beijing, PRC
28. VLife Technology (Shanghai) Co., Ltd.	Shanghai, PRC
29. Shanghai Agree Technology Development Co., Ltd.	Shanghai, PRC
30. Beijing Agree Technology Development Co., Ltd.	Beijing, PRC
31. Xiamen Relia Software Technology Development Co., Ltd.	Xiamen, PRC
32. Kunshan Kesuo Information Consulting Co., Ltd.	Kunshan, PRC